UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): February 27, 2018
EATON CORPORATION plc (Exact name of registrant as specified in its charter)

Ireland	000-54863	98-1059235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton House, 30 Pembroke Road Dublin 4, Ireland	D04 Y0C2
(Address of principal executive offices)	(Zip Code)

353 1637 2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on February 27, 2018, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria that will be used to determine the amount of 2018 incentive compensation awards under the Executive Incentive Compensation Plan (the “Plan”). Corporate performance criteria are tied to Adjusted Earnings Per Share and Cash Flow Return on Gross Capital metrics. In addition to these quantitative goals, the Committee may also consider other performance factors in determining final awards. These include, but are not limited to, performance versus profit plan goals, performance versus that reported for the Company’s peers, and progress toward the execution of the corporation’s growth strategies. The Plan participants consist of the Executive Officers of Eaton Corporation and approximately 2,745 other salaried employees. At the same meeting, the Committee established 2018 incentive target amounts. The individual incentive targets for the current executive officers who were named in the summary compensation table of the registrant’s 2017 Proxy Statement (the “Named Executive Officers”) range from 75% to 150%.

At the meeting, the Committee also established individual targets and approved grants for the Company’s long-term performance-based incentive program (“ESIP”) performance share unit Award Period. The target award opportunities for the Named Executive Officers who will participate in the 2018-2020 Award Period range from 7,520 target performance share units to 48,855 target performance share units. The actual number of performance share units earned will depend upon the registrant’s total return to shareholders, assuming reinvestment of dividends (“TSR”), relative to that of a group of 20 peers approved by the Committee at the same meeting. Consistent with historical practices, awards under this plan can range from 0% to 200% of target.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation plc

Date: March 1, 2018	/s/ Craig Arnold
Craig Arnold
Principal Executive Officer